Company Contact:	Investor Relations Contact:
Mr. Jing Xie	CCG Investor Relations
Secretary of Board and Vice President	Mr. Athan Dounis, Account Manager
Universal Travel Group	Phone: 1-646-213-1916
Phone: +86-755-8366-8489	Email: athan.dounis@ccgir.com
Email: 06@cnutg.cn	Mr. Crocker Coulson, President
us.cnutg.com	Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group to Present at Cowen and Company 8th Annual Consumer Conference

SHENZHEN, China, January 4, 2010 – Universal Travel Group (NYSE: UTA) (“Universal Travel Group” or the “Company”), a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives, today announced that the Company’s management team will present at the upcoming Cowen and Company 8th Annual Consumer Conference.

Event:	Cowen and Company 8th Annual Consumer Conference
Date:	January 11 - 12, 2010
Presentation:	January 12, 2010 at 1:00 p.m
Location:	Westin New York Times Square
270 West 43rd Street
New York, NY 10036

In addition to the scheduled presentations, Universal Travel Group will be available for one-on-one meetings with analysts and portfolio managers during the conferences. Interested parties and investors who wish to meet with the Company's management team may contact Cowen and Company.

About Universal Travel Group

Universal Travel Group is a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives. The Company also operates TRIPEASY Kiosks, which are placed in shopping malls, office buildings, residential apartment buildings, and tourist sites.  These kiosks are designed for travel booking with credit and bank cards, and serve as an advertising platform for Universal Travel Group. The Company’s headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China.  More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country.  For more information on the Company, please visit http://us.cnutg.com.

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